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                                                                   EXHIBIT 10.12




PRIVATE & CONFIDENTIAL


November 26, 1999

Mr. David Mitchell
8817 Bonta Court
Las Vegas, Nevada
89134

Dear David:

Re:    Employment with MI Entertainment Corp.
---------------------------------------------

In accordance with our recent discussions, this letter confirms that the terms and conditions of your employment with MI Entertainment Corp. (the "Corporation"), shall be as follows:

1. Position: You are appointed Executive Vice-President and CFO of the Corporation reporting to the Chairman and carrying out your day-to-day duties from the Corporation's head office at Santa Anita Race Track.

2. Remuneration: Your Base Salary shall be US $300,000 per annum (less statutorily required deductions), payable monthly in arrears and otherwise in accordance with the Corporation's standard payroll practices.

    Annual Bonus:    In addition to your Base Salary, you shall receive an
    Annual Bonus (inclusive of all entitlement to vacation pay, whether vacation is taken or not in any period and less the required withholding taxes and other statutory deductions) in an amount equal to the greater of US $150,000 or one-half of one percent (0.5%) of the net profits before income tax of the Corporation for each such full fiscal year completed during your employment.

    "Net profits before income tax of the Corporation" for the purposes of this Agreement shall be determined and paid in accordance with the stated policies prescribed by the Corporation from time to time, in its sole discretion.

3. Signing Bonus: In addition, you shall receive a one-time lump-sum signing bonus of US $100,000 (less statutorily required deductions and inclusive of all entitlement to vacation pay) after completion of your eighth week of employment.
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4.   Benefits:  During your employment by the Corporation, you will be entitled to:

     (a) participate in all group insurance and benefit programs generally applicable to salaried employees of the Corporation from time to time, with the exception of the Magna Employee Equity Participation and Profit Sharing Plan or any equivalent or related plans in effect from time to time;

     (b) three (3) weeks vacation in respect of each completed twelve (12) month period, to be taken at such time or times as are mutually convenient to you and the Corporation, but not payment in lieu thereof;

     (c) receive an automobile allowance of US $875 per month for the purchase or lease of a domestic vehicle, provided that you shall be responsible for all automobile operating costs including, without limitation, fuel, repairs, maintenance, insurance premiums and insurance deductibles;

     (d) reimbursement for all reasonable and documented business expenses incurred on behalf of the Corporation in carrying out your duties, in accordance with the Corporation's policies from time to time, but excluding automobile operating costs; and

     (e) reimbursement of your reasonable travel expenses to and from Las Vegas until the earlier of your family's relocation to California and December 31, 2000.

5. Stock Options: Subject to the express approval of the Board of Directors of the Corporation and any regulatory bodies having jurisdiction (including the consent of NASDAQ to the listing of the underlying shares), and subject to you entering into a Stock Option Agreement with the Corporation in the standard form contemplated by the Corporation Incentive Stock Option Plan, the Corporation shall grant you options to purchase 25,000 Class A Subordinate Voting shares of the Corporation at an exercise price per share which is equal to 100% of the last sale price of such shares on NASDAQ on the trading day prior to the date of the Corporation's Board approval. Such options shall be exercisable by you only in accordance with the terms and conditions set forth in the Stock Option Agreement referred to above. Upon receipt of an executed copy of this Agreement, we will place this matter before the Board of Directors of the Corporation at the earliest opportunity.

6. Termination: Your employment and this Agreement, including all benefits provided for under this agreement, will terminate without notice or payment in lieu thereof, on: (a) the acceptance by the Corporation of your voluntary resignation, (b) at the Corporation's option, your disability for an aggregate of six (6) months or more in any twenty-four (24) month period, subject to any statutory requirement to accommodate such disability, (c) your death; or (d) your dismissal for just cause or by reason of your breach of the terms of this Agreement.

     Otherwise, you or the Corporation may, at any time, terminate your employment and this Agreement by providing the other party with twelve (12) months' prior written notice of intention to terminate. In addition the Corporation may elect to terminate your employment immediately by paying you a retiring allowance of US $300,000 (less statutorily required deductions) either in a lump sum within
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                                      -3-

     thirty (30) days of the date of termination or monthly in arrears in six
     (6) equal installments commencing thirty (30) days after the date of termination. If your employment is terminated pursuant to this paragraph, the Corporation shall maintain on your behalf the benefits referred to in paragraph 4(a) (except for Short Term and Long Term disability benefits) for a period of not less than the period required by applicable statute. Your Short Term and Long Term disability benefits shall be maintained for the period required by applicable statute.

     In the event that you breach the provisions of paragraph 7, the payment of any further installments of such retiring allowance will immediately cease. Further, the amount paid in each installment will be offset by any income earned, during the period you are entitled to receive installments, from alternate or self-employment.

     Upon termination of this Agreement, other than upon your resignation under paragraph 6(a) or for dismissal for cause or for breach under sub-paragraph
     (d), any stock options referenced in paragraph 5 which have vested, will continue to be exercisable in accordance with the said Stock Option Agreement.

     The termination provisions set forth above represent all severance pay entitlement, notice of termination or pay in lieu thereof, salary, bonuses, automobile allowances, vacation and/or vacation pay and other remuneration and benefits payable or otherwise provided to you in relation to your employment by the Corporation or any affiliates of Magna International Inc. (the "Magna Group").

7. Other Conditions: You hereby acknowledge as reasonable and agree that you shall abide by the following terms and conditions:

     i) Technology, Know-How, Inventions, Patents: That all designs, devices, improvements, inventions and ideas made or conceived by you resulting from your access to the business of the Corporation shall be exclusive property of the Corporation and you and your estate agree to take all necessary steps to ensure that such property rights are protected.

     ii) Confidentiality: You shall keep confidential at all times during or after your employment, any information (including proprietary or confidential information) about the business and affairs of, or belonging to, the Corporation, or any member of the Magna Group or their respective customers or suppliers, including information which, though technically not trade secrets, the dissemination or knowledge whereof might prove prejudicial to any of them.

    iii) Non-Competition: During the term of your employment with the Corporation and for a period of six (6) months after the cessation of your employment, you shall not, directly or indirectly, in any capacity compete with the business of the Corporation or any other member of the Magna Group in respect of which you have had, access to proprietary or confidential information or solicit the employees thereof.

8. Term: Subject to earlier termination in accordance with the terms of this Agreement, your employment with the Corporation shall commence on January 1, 2000, or such earlier or later date as may be mutually agreed upon, (the "Start Date") and shall expire on December 31, 2004. This Agreement may be renewed for a subsequent term on such terms and conditions as may be mutually
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                                      -4-

    agreed upon in writing. Upon termination of this Agreement, paragraph 7 shall continue in full force and effect. This Agreement shall be null and void and of no effect if you do not commence employment by January 1, 2000.

9. Assignability: The Corporation may, in its sole discretion, assign this Agreement to an affiliated or other organization at any time. Upon any such assignment, the terms and conditions of this Agreement shall continue in full force and effect.



If the terms of employment as set out in this Agreement are acceptable to you, please sign and date three copies of this Agreement in the places indicated and return two fully signed copies to the attention of Keith Stein by December 21, 1999, after which, if not so signed and returned, this Agreement shall become null and void and of no effect. Upon execution by you, this Agreement: (i) replaces any prior written or oral employment contract or other Agreement concerning remuneration between you and the Corporation, or any member of the Magna Group; (ii) will continue to apply to your employment in a similar or other capacity with the Corporation, or any member of the Magna Group and, (iii) will continue to be applicable in the event that your employment with the Corporation continues beyond the expiry date of the term specified above without this Agreement being formally extended or replaced.

Yours very truly,

MI ENTERTAINMENT CORP.


Per:
    ---------------------
    Frank Stronach



                                   **********

I hereby accept the terms and conditions set out above and acknowledge that this Agreement contains all of the terms and conditions of my employment with the Corporation and that no other terms, conditions or representations other than those within this letter form part of this Agreement. I confirm that I am not subject to any restrictions (contractual or otherwise) arising from my former employment which would prevent or impair me in carrying out my duties and functions with the Corporation. Furthermore, I confirm that during the term of my employment I will not offer to the Corporation any confidential or proprietary information that I have knowledge of with respect to my former employers, nor will I provide such information to the Corporation should I be requested to do so, until such time as such information is no longer confidential, proprietary or comes into the public domain.


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Date                                David Mitchell